Exhibit 10.72

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS ARE DESIGNATED “***”.

THIS SUPPLY AGREEMENT (“Agreement”), is made and entered into as of the 1st day of December, 2010 (the “Effective Date”), between Ashland Consumer Markets, a commercial business unit of Ashland Inc., a Kentucky corporation (f/k/a The Valvoline Company, a division of Ashland Inc.), with a mailing address of P. O. Box 14000, Lexington, Kentucky 40512, Attention: Director of Installed Sales, (“ACM”), and Monro Service Corporation (“CUSTOMER”), a Delaware corporation, with a mailing address of 200 Holleder Parkway, Rochester, NY 14615.

W I T N E S S E T H:

WHEREAS, the Customer purchases and supplies all of the products used at the retail locations operated by Monro Muffler Brake, Inc. (“Monro”), all of which are identified on the attached Schedule A, which Schedule will be amended from time to time to reflect locations opened, acquired or closed by Monro during the term hereof (the “Monro Locations”);

IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH IN THIS AGREEMENT, and other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, ACM hereby agrees to sell and deliver, and CUSTOMER hereby agrees to purchase, receive and pay for, the Valvoline® products described below for use at the Monro Locations on the following terms and conditions:

1. TERM. This Agreement shall be in effect for a term from December 1, 2010 through November 30, 2013. CUSTOMER expressly agrees that the consideration for this Agreement is independent of any other agreement between CUSTOMER and ACM. This Agreement shall remain in effect unless terminated pursuant to the provisions hereof regardless of the termination or expiration of any other agreement between CUSTOMER and ACM.

2. PRIOR AGREEMENTS, RIGHTS AND OBLIGATIONS. This Agreement supersedes in its entirety the Supply Agreement, dated as of April 1, 2006, by and between CUSTOMER and The Valvoline Company, a division of Ashland Inc. (the “2006 Agreement”), which shall terminate upon the Effective Date. Upon termination of the 2006 Agreement, neither party, except as explicitly set forth below, shall have any further rights or obligations to the other.

(i) Pursuant to Section 11(ii) of the 2006 Agreement, ACM will calculate the Point Credit (as defined in the 2006 Agreement) earned by CUSTOMER for purchases ***.

(ii) Pursuant to Section 11(iii) of the 2006 Agreement, CUSTOMER shall receive from ACM a final Loyalty Bonus Credit (as defined in the 2006 Agreement) ***.

(iii) Pursuant to Section 11(vi) of the 2006 Agreement, CUSTOMER shall receive from ACM a final BDF Credit (as defined in the 2006 Agreement) ***.

(iv) Pursuant to Section 11(vii) of the 2006 Agreement, CUSTOMER shall receive from ACM a final IIF Credit (as defined in the 2006 Agreement) ***.

(v) Pursuant to Section 11(viii) of the 2006 Agreement, CUSTOMER shall receive from ACM a Repair Credit (as defined in the 2006 Agreement) ***.

For all amounts owed by ACM to CUSTOMER pursuant to subsections (i) – (v) hereunder, CUSTOMER shall receive, no later than January 15, 2011, one or more credit memos from ACM to be used by CUSTOMER against any balance owed ***.

3. PRODUCTS. ACM shall sell and deliver, and CUSTOMER shall purchase, pay and provide safe access for the delivery of the following VALVOLINE® products (“Products”):

(i)	Valvoline® motor oils, greases and other lubricants;

(ii)	Valvoline® Professional Series products (as now or hereinafter constituted); and

(iii)	Valvoline® supplied oil and air filters.

CUSTOMER shall exclusively use and sell the Products at the Monro Locations; provided, however, that CUSTOMER shall be permitted, during the term hereof, and in its sole discretion, to purchase any or all oil and air filters from a foreign (non-domestic) supply source.

4. PRICE/PAYMENT.

(i) Upon the Effective Date of this Agreement, CUSTOMER shall pay ACM the applicable “Invoice” amounts for the Products, as outlined in Schedule B attached hereto (the “Invoice Amounts”).

(ii) Thereafter, price adjustments to the Invoice Amounts shall follow the guidelines established on Schedule C.

(iii) CUSTOMER is responsible for payment of all applicable taxes, fees and other government-imposed charges, whether or not included in such prices. If compliance with law prevents ACM from charging or CUSTOMER from paying the price provided in this Agreement, any resulting failure to perform shall be excused pursuant to Section 6 hereof. Each delivery hereunder shall be considered a separate sale.

5. PRODUCT IDENTIFICATION. ACM shall have the right at any time to change or discontinue use of any trademark, service mark, grade designation, trade dress, trade name or other indication of source of origin (“Marks”) under which the Products are sold. If ACM discontinues the use of any Mark which the CUSTOMER, in its sole discretion, deems as being detrimental to its on-going business, the CUSTOMER shall have the right to terminate this Agreement under the conditions outlined below. CUSTOMER shall use its best efforts to maintain the quality, good name and reputation of ACM and the Products. Only the Products shall be stored or sold using any equipment or container which bears the Marks. ACM grants to CUSTOMER a license to use the Marks only to identify the Products, and store and advertise the Products. CUSTOMER shall not alter in composition, co-mingle with products from other sources, or otherwise adulterate the Products. CUSTOMER shall not bring or cause to be brought any proceedings, either administrative or judicial in nature, contesting ACM’s ownership of rights to, or registrations of the Marks.

6. FORCE MAJEURE. The parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by act of God; transportation difficulty; strike or other industrial disturbance; any law, regulation, ruling, order or action of any governmental authority; any allocation or shortage of product, as determined by ACM in its sole discretion; or any other cause or causes beyond such party’s reasonable control whether similar or dissimilar to those stated above. It is specifically acknowledged that any amount of Product that ACM fails to provide to CUSTOMER pursuant to the terms of this Section will be credited towards this Agreement.

7. COMPLIANCE WITH LAWS/TAXES. CUSTOMER shall, at its own expense, (i) comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers’ compensation, and environmental protection; (ii) obtain all necessary licenses and permits for the purchase and sale of the Products; and (iii) pay directly, or reimburse ACM on demand if paid by ACM, all taxes, inspection fees, import fees, and other governmental charges imposed upon this Agreement, the Products, or on the sale, purchase, handling, storage, advertising, distribution, resale or use of the Products.

8. ACM’S RIGHT TO INSPECT. ACM, or its authorized agents, shall have the right, but not the obligation, to inspect CUSTOMER’s premises, sample, monitor or test any motor oil, grease or filter offered for sale, and to inspect or test any tank, line, pump, dispenser, or other operating equipment, including without limitation equipment owned by CUSTOMER, used at CUSTOMER’s premises bearing the Marks, or being represented to contain the Products, at any time during business hours.

9. TERMINATION; REMEDIES. This Agreement may be terminated only by mutual consent of the parties in writing or if any one or more of the following events occur (and excluding the provisions of Section 12, which section shall stand on its own) during the term of this Agreement:

(i)	by ACM if CUSTOMER defaults in the performance of or breaches any provision of Section 5 of this Agreement and fails to cure such default within fifteen (15) days after written notice of breach;

(ii)	by ACM or CUSTOMER, as the case may be, if any payment due hereunder is unpaid when due and remains unresolved for thirty (30) days after written notice from ACM to CUSTOMER or CUSTOMER to ACM, as the case may be;

(iii)	by either party if the other party materially defaults in the performance of or breaches any other provision of this Agreement and does not cure the same within thirty (30) days after notice of such default or breach;

(iv)	by either party if, with respect to the other party, any proceeding in bankruptcy is filed, or any order for relief in bankruptcy is issued, by or against either party, or if a receiver for either party or the Premises is appointed in any suit or proceeding brought by or against either party, or if there is an assignment by either party for the benefit of that party’s creditor(s);

(v)	by CUSTOMER if ACM is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise; or

(vi)	by ACM if the CUSTOMER is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise.

(vii)	by CUSTOMER upon not less than six (6) months written notice to ACM, at any time, following the Standstill Period (as defined in Section 12).

Upon the early termination of this Agreement under the terms of either Sections 9 or 12 hereof (the “Early Termination”), all amounts due and owing to either party, including, but not limited to any credits to Customer calculated in accordance with Section 11 hereof and Schedules B and C attached hereto, shall be calculated and paid or issued, as the case may be, pro rata to the effective date of such Early Termination. Nothing contained herein shall be deemed to limit or otherwise restrict any right, power, or remedy of either party. All rights, powers, and remedies shall be cumulative and concurrent and the exercise of one or more rights, powers or remedies existing under this Agreement or now or hereafter existing at law or in equity, shall not preclude the subsequent exercise by either party of any other right, power or remedy.

In the event that a change of control of ACM shall result in a party, person or corporate entity controlling a majority share of ACM and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America’s Department of State’s Office of Defense Trade Control’s Embargo Reference Chart, the CUSTOMER shall have the immediate right to terminate this agreement without penalty, assessment of liquidated damages or prior notification.

10. NOTICE. Any written notice required or permitted to be given under this Agreement shall be sufficient for all purposes hereunder if in writing and personally delivered or sent by any means providing for return receipt to the address provided for the party in question in the heading of this Agreement. Any party may change the mailing address or other information provided for it in the heading hereof by written notice given in accordance with this Section 10.

11. PROMOTIONAL AND MARKETING SUPPORT.

(i) Annually during the term of this Agreement, CUSTOMER will develop and implement marketing materials, programs and promotions that promote one or more of the Products. ACM will reimburse any and all expenses relating to those marketing initiatives, *** during each twelve (12) month period of December 1 through the following November 30

(ii) ACM agrees to provide an annual credit (the “Development Credit”) to CUSTOMER, *** of the Products specifically identified on Schedule B purchased by CUSTOMER during the periods December 1, 2010 to November 30, 2011, December 1, 2011 to November 30, 2012 and December 1, 2012 to November 30, 2013.

(iii) In consideration of continuing as the exclusive supplier to CUSTOMER of the Products listed in Section 3(i) of the Agreement, ACM agrees to provide a monthly promotional credit to CUSTOMER calculated as the “Promotional Amount” for each applicable Product Item, as set forth on Schedule B to the Agreement, multiplied by the number of gallons of such Product Item purchased during any calendar month of the Agreement (in the aggregate, for all applicable units during any calendar month, the “Promotional Credit”). Each Promotional Credit shall be issued by ACM to CUSTOMER via credit memo no later than forty-five (45) days after the applicable calendar month-end, which credit memo may be used by CUSTOMER against any balance owed to ACM (whether under the 2006 Agreement or otherwise).

(iv) The Promotional Amounts for all applicable Product Items listed on Schedule B shall be increased by the amount set forth in the following table, upon CUSTOMER’s attainment of the specified volume levels (calculated during the term hereof on a trailing twelve (12) month calendar basis):

***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**
***gallons	*	**

12. STANDSTILL. During the period from the Effective Date and through *** (the “Standstill Period”) neither CUSTOMER nor any of its representatives will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner discuss, accept or consider, any proposal of any other vendor for the supply of motor oil. Notwithstanding the foregoing, if during the term hereof CUSTOMER shall close on one or more acquisitions (the “Closing”) totaling at least *** retail locations between December 1 and November 30 each year or an aggregate of *** retail locations over the term of this Agreement, the foregoing provision shall continue until the earlier to occur of: (i) the termination of the Standstill Period; or (ii) one hundred and twenty (120) days following the final Closing, in order to provide the parties hereto with time to negotiate the terms of a new supply agreement for the Products (the “Discussion Period”). Unless otherwise agreed to by both parties, this Agreement will terminate at the end of the Discussion Period.

13. FREIGHT. ACM agrees to deliver product to the CUSTOMER at up to five (5) warehouse destinations, freight prepaid, FOB the CUSTOMER’s receipt address for regular stock orders meeting prepaid shipment minimums. Freight will be prepaid on orders of *** units or more. For orders less than *** units, freight will be added to the bottom of the invoice. ACM agrees to allow the CUSTOMER to transport orders from the ACM’s designated shipping/receiving point. If CUSTOMER shall transport from ACM, ACM will issue a credit to the CUSTOMER equaling the prevailing freight charge of ACM’s preferred motor carrier.

14. TURN TIME. Except for events of force majeure contemplated by Section 6, all orders will be shipped within five (5) working days from receipt of order.

15. STOCK ADJUSTMENT. Annual obsolescence stock return for filter product will be allowed in the amount of five percent (5%) of the previous year’s purchases. No handling charge will be assessed for goods in salable condition. Salable condition is defined as packaging that is clean and free of all pricing stickers, marks, scratches, and in good physical condition.

16. PRODUCT DEFECT/WARRANTY.

A.	ACM shall be liable for any filter warranty claims by CUSTOMER or others arising from CUSTOMER’S use of oil or air filters obtained through ACM, whether under this Agreement or the 2006 Agreement.

B.	The remedy set forth in Section 16.A is CUSTOMER’s exclusive remedy with respect to filter warranty claims on the Products.

17. ETHICAL BUSINESS PRACTICE. Through an adherence to the provisions of CUSTOMER’S “Code of Ethics” and the “Business Responsibilities of an Ashland Employee”, all employees of Customer and ACM, respectively, are required to maintain the highest standards of honesty, integrity and trustworthiness. As such, both parties’ affirm that they will conduct themselves, with respect to this Agreement, in accordance with these applicable standards.

18. PRODUCT CATALOGS. ACM agrees to provide complete and accurate filter catalog information to CUSTOMER. All electronic data must be supplied in the then-current format specified by the Automotive Aftermarket Industry Association (“AAIA”).

A.	ACM shall facilitate the delivery of electronic information providing filter coverage for a minimum of 95% of all vehicles serviced by CUSTOMER during the current and preceding twenty (20) years;

B.	Electronic information shall be provided at least semi-annually, and provided in its entirety;

C.	Electronic information shall provide the correct ACM part information for the specific vehicle application as well as ACM’s chosen manufacturer’s part information, without regard to CUSTOMER’S decision to stock such part; and

D.	ACM shall provide, upon release of same, a quantity of each catalog, specification guide or other such media, in an amount sufficient to supply each location operated or managed by CUSTOMER.

E.	ACM will reimburse CUSTOMER for the cost of an electronic subscription to ***.

Failure to provide catalog information as outlined above will result in CUSTOMER obtaining the electronic information and/or print catalog editions in a manner most expeditious and beneficial to CUSTOMER. ACM agrees to reimburse CUSTOMER for any and all costs associated with having to obtain catalog information from alternate source(s), ***.

19. INDEPENDENT CONTRACTOR. The business conducted by CUSTOMER at CUSTOMER’s premises shall be the independent business of CUSTOMER, and the entire control and direction of the activities of such business shall be and remain with CUSTOMER. CUSTOMER shall not be the employee or agent of ACM, and CUSTOMER shall make no representation to the contrary.

20. TIME OF THE ESSENCE/WAIVER. In performing all obligations under this Agreement, time is of the essence. The failure of any party hereto to exercise any right such party may have with respect to breach of any provision of this Agreement shall not impair or be deemed a waiver of such party’s rights with respect to any continuing or subsequent breach of the same or any other provision of this Agreement.

21. EXECUTION AND ACCEPTANCE. This Agreement or any modification hereof shall not be binding upon ACM until it has been duly accepted by ACM, as evidenced by the signature of one of ACM’s authorized officers or representatives in ACM’s

Lexington, Kentucky offices, with an executed counterpart delivered to CUSTOMER. Commencement of business between the parties prior to such acceptance, signature and delivery of a counterpart shall not be construed as a waiver by ACM of this condition.

22 ENTIRETY OF CONTRACT. This writing is intended by the parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the parties relating to its specific subject matter. No employee or agent of ACM has authority to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all parties to this Agreement. This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by CUSTOMER for the purchase of product hereunder.

23. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect.

24. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AND SHALL BE DEEMED TO HAVE BEEN MADE AT ROCHESTER, NEW YORK. Any dispute, claim or controversy arising out of or related to this Agreement (or any of the Agreements attached hereto as exhibits) or breach, termination or validity thereof, may be, by mutual consent of the parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration, the parties shall select a sole independent and impartial arbitrator in accordance with such Rules. If the parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, the AAA will appoint an arbitrator on the eleventh (11th) day, which arbitrator shall be experienced in commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages. The place of arbitration shall be Rochester, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding any of the foregoing, either party may seek remedies through the courts, including, without limitation, injunctive relief, prior and without prejudice to arbitration in accordance with this provision. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY HEREUNDER.

Notwithstanding anything contained in this Agreement, ACM shall not be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.

25. RENEWABILITY. This Agreement has an established term and shall not automatically renew upon its expiration. If mutually desired, the Parties agree to terminate this agreement and replace it with another Agreement prior to the expiration of the established term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

Monro Service Corporation		Ashland Consumer Markets, a Commercial Business Unit of Ashland Inc

By:	/s/ David M. Baier	By:	/s/ Samuel J. Mitchell, Jr.

Print Name:	David M. Baier	Print Name:	Samuel J. Mitchell, Jr.

Title:	President	Title:	President